UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

SAIA, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

78709Y105
(CUSIP Number)

December 31, 2012
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]  Rule 13d-1(b)
[]  Rule 13d-1(c)
[]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 78709Y105	 	13G	 	Page 1 of 3 Pages


1.	 	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Diamond Hill Capital Management, Inc.
31-1019984
2.	 	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    []
(b)    []
3.	 	SEC USE ONLY

4.	 	CITIZENSHIP OR PLACE OF ORGANIZATION

An Ohio Corporation

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	 	5.	 	SOLE VOTING POWER
			733,272

	 	6.	 	SHARED VOTING POWER
			0

	 	7.	 	SOLE DISPOSITIVE POWER
			796,207

	 	8.	 	SHARED DISPOSITIVE POWER
			0

9.	 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			796,207

10.	 	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    []

11.	 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
			4.9%

12.	 	TYPE OF REPORTING PERSON (see instructions)
			IA



CUSIP No. 78709Y105	 	13G	 	Page 2 of 3 Pages

Item 1.
 	(a)	Name of Issuer
SAIA, Inc.

 	(b)	Address of Issuer's Principal Executive Offices
11465 John Creek Parkway, Suite 400, Johns Creek, GA 30097

Item 2.
 	(a)	Name of Person Filing
Diamond Hill Capital Management, Inc.

 	(b)	Address of the Principal Office or, if none, residence
325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215

 	(c)	Citizenship
An Ohio Corporation

 	(d)	Title of Class of Securities
Common Stock

 	(e)	CUSIP Number
78709Y105

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

 	(a)	[]	Broker or dealer registered under section 15 of the
			Act (15 U.S.C. 78o).

 	(b)	[]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

 	(c)	[]	Insurance company as defined in section 3(a)(19) of the
			Act (15 U.S.C. 78c).

 	(d)	[]	Investment company registered under section 8 of the Investment
			Company Act of 1940 (15 U.S.C. 80a-8).

 	(e)	[X]	An investment adviser in accordance with section
			240.13d-1(b)(1)(ii)(E);

 	(f)	[]	An employee benefit plan or endowment fund in accordance with
			section 240.13d-1(b)(1)(ii)(F);

 	(g)	[]	A parent holding company or control person in accordance with
			section 240.13d-1(b)(1)(ii)(G);

 	(h)	[]	A savings associations as defined in Section 3(b) of the Federal
			Deposit Insurance Act (12 U.S.C. 1813);

 	(i)	[]	A church plan that is excluded from the definition of an investment
			company under section 3(c)(14) of the Investment Company
			Act of 1940 (15 U.S.C. 80a-3);

 	(j)	[]	Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
																								Page 3 of 4 Pages

 	(a)	 	Amount beneficially owned:  796,207

 	(b)	 	Percent of class:  4.9%

 	(c)	 	Number of shares as to which the person has:

 	 	 	(i)	Sole power to vote or to direct the vote  733,272

 	 	 	(ii)	Shared power to vote or to direct the vote  0

 	 	 	(iii)	Sole power to dispose or to direct the disposition of  796,207

 	 	 	(iv)	Shared power to dispose or to direct the disposition of  0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see section 240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following     [X].

Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
 Not Applicable

Item 8.  Identification and Classification of Members of the Group.
 Not Applicable

Item 9.  Notice of Dissolution of Group.
 Not Applicable

Item 10.  Certification.

 	(a)	 	The following certification shall be included if the statement is filed
			pursuant to section 240.13d-1(b):

 	 	 	By signing below I certify that, to the best of my knowledge and belief,
			the securities referred to above were acquired and are held in the
			ordinary course of business and were not acquired and are not held for
			the purpose of or with the effect of changing or influencing the control
			of the issuer of the securities and were not acquired and are not held in
			connection with or as a participant in any transaction having that
			purpose or effect.







CUSIP No. 78709Y105	 	13G	 	Page 3 of 3 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/6/2013
Date

/s/ Gary Young
Signature

Gary Young, Chief Compliance Officer
Name/Title